Exhibit 3.1(20)

FILE COPY

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 1542173

The Registrar of Companies for England and Wales hereby certifies that

NICHOLS FOODS LIMITED

having by special resolution changed its name, is now incorporated under the name of

AIMIA FOODS LIMITED

Given at Companies House, Cardiff, the 29th July 2005

Certified a true copy of a document kept and registered on 29th July 2005 at the office for the registration of Companies

Signature	/s/ A.E. Thomas

Authorised by the Registrar of Companies

Date	22nd May 2014